UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2020

NEMAURA MEDICAL INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38355	46-5027260
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

57 West 57th Street Manhattan, NY	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(646) 416-8000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NMRD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. [_]

Item 1.01.	Entry into a Material Definitive Agreement.

On September 16, 2020, Nemaura Medical Inc. (the “Company”) entered into that certain Healthimation License Agreement (the “License Agreement”) by and between Healthimation, LLC (“Licensor”) and the Company. Pursuant to the terms of the License Agreement, Licensor agreed to license to the Company the right and license under the Licensed Know-how (as defined in the License Agreement) to make, have made, use, offer to sell, sell and import (i) intensive medical diabetes and weight management program for Type 2 diabetes, prediabetes and general wellness, (ii) the Why WAIT app, and (iii) common law trademarks which incorporate the mark WHY WAIT or WHYWAIT and the use of licensed marks subject to certain constraints as set forth in the License Agreement (collectively, the “Licensed Assets”) in all territories outside the United States (the “Territory”).

Licensor reserves the right to continue to make, use, modify, improve, offer to sell, sell, and import products in the Field of Use (as hereinafter defined) in the Territory, which do not arise from any collaboration with the Company nor any confidential information belonging to Licensee, but which nonetheless may be deemed competitive with the Licensed Assets. For purposes of the License Agreement, “Field of Use” means health and weight management for people diagnosed with or suffering from Type 1, Type 2 diabetes or prediabetes, or non-diabetics seeking to improve their health. The Company solely retains all right, title and interest in and to any improvements, adaptations or modifications to any of the Licensed Assets, including improvements, adaptations or modifications arising from cooperation or coordination between Licensor and the Company.

In consideration of its license to the Licensed Know-how under the License Agreement, the Company agreed to issue restricted common stock with an aggregate value of $100,000, calculated based on the 30 prior days’ volume weighted average share price. In addition, a fixed user fee will be payable by the Company to the Licensor, per user registered on the Why Wait program, as such shall be mutually negotiated between the parties from time to time.

Unless terminated earlier in accordance with the terms of the License Agreement, the License Agreement will remain in force for each Licensed Asset and country in the Territory on a Licensed Asset-by-Licensed Asset and country-by-country basis, for rights and obligations concerning the Licensed Know-how, until five years after such time as the Licensed Know-how ceases to be protectable as a trade secret or otherwise under applicable law in such country other than as a result of any act or omission of the Company or any sublicensee (“Licensed Know-how Term”).

Licensor has the right to terminate the License Agreement immediately by giving written notice to the Company if:

•	The Company fails to pay any amount due under the License Agreement on the due date for payment and remains in default not less than 30 business days after Licensor’s written notice to make such payment;

•	The Company materially breaches the License Agreement (other than through a failure to pay any amounts due under the License Agreement) and, if such breach is curable, fails to cure such breach within 45 business days of Licensor’s written notice of such breach;

•	The Company (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within 90 business days or is not dismissed or vacated within 90 business days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

•	The Company undergoes a change in control, as provided in the License Agreement.

On October 23, 2020, the parties amended the License Agreement (the “Amendment”) to extend the territory covered by the License Agreement to include North America/the United States. Accordingly, the License Agreement, as amended, includes worldwide rights.

The foregoing description of the material terms of the License Agreement and the Amendment is not complete and is qualified in its entirety by reference to the full text thereof, copies of which are filed herewith as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Healthimation License Agreement dated as of September 16, 2020 by and between Healthimation, LLC and the registrant.
10.2	Amendment, dated as of October 23, 2020, to Healthimation License Agreement by and between Healthimation, LLC and the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 30, 2020	NEMAURA MEDICAL INC.

	By:	/s/ Dewan F. H. Chowdhury
	Name: Title:	Dewan F. H. Chowdhury Chief Executive Officer